UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Celsius Holdings, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

155118V207
(CUSIP Number)

June 14, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl DeSantis
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
11,370,000
	6	Shared Voting Power
7,810,842
	7	Sole Dispositive Power
19,150,842
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
19,180,842 (1)
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
26.58%
12	Type of Reporting Person (See Instructions)
IN

(1)	Consists of (a) 3,920,531 shares of common stock held by CD Financial, LLC, (b) 3,860,311 shares of common stock held by CDS Ventures of South Florida, LLC, (c) 870,000 shares of common stock held by the Carl DeSantis Revocable Trust, (d) 10,500,000 shares of common stock held by the Carl DeSantis Retained Annuity Trust and (e) 30,000 shares of common stock held by the Carl Angus DeSantis Foundation. Carl DeSantis owns a beneficial interest of 100% in CD Financial, LLC and CDS Ventures of South Florida, LLC. Mr. DeSantis serves as trustee of the Carl DeSantis Revocable Trust and the Carl DeSantis Retained Annuity Trust and as a Director of the Carl Angus DeSantis Foundation.

CUSIP No. 155118V207

1	Names of Reporting Persons
William H. Milmoe
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
USA

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
200,069(2)
	6	Shared Voting Power
7,810,842 (3)
	7	Sole Dispositive Power
200,069
	8	Shared Dispositive Power
30,000(4)

9	Aggregate Amount Beneficially Owned by Each Reporting Person
8,010,911
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
11.08%
12	Type of Reporting Person (See Instructions)
IN

(2)	Includes 45,069 shares of common stock held of record by William H. Milmoe and 155,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of June 14, 2021.
(3)	William H. Milmoe serves as Manager of CD Financial, LLC and CDS Ventures of South Florida, LLC, the entities that hold record title to such shares.
(4)	Mr. Milmoe serves as a Director of the Carl Angus DeSantis Foundation which holds title to such shares.

CUSIP No. 155118V207

1	Names of Reporting Persons
CD Financial, LLC
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
3,920,531
	6	Shared Voting Power
0
	7	Sole Dispositive Power
3,920,531
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
3,920,531
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
5.43%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
CDS Ventures of South Florida, LLC
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
3,860,311
	6	Shared Voting Power
0
	7	Sole Dispositive Power
3,860,311
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
3,860,311
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
5.35%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl DeSantis Revocable Trust
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
870,000
	6	Shared Voting Power
0
	7	Sole Dispositive Power
870,000
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
870,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
1.2%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl DeSantis Retained Annuity Trust
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
10,500,000
	6	Shared Voting Power
0
	7	Sole Dispositive Power
10,500,000
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
10,500,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
14.55%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl Angus DeSantis Foundation
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
30,000
	6	Shared Voting Power
0
	7	Sole Dispositive Power
30,000
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
30,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
Less than one percent
12	Type of Reporting Person (See Instructions)
OO

Item 1.

(a)	Name of Issuer:

Celsius Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

2424 North Federal Highway, Suite 208

Boca Raton, Florida 33431

Item 2.

(a)	Name of Person Filing:

(1)	Carl DeSantis

(2)	William H. Milmoe

(3)	CD Financial, LLC

(4)	CDS Ventures of South Florida, LLC

(5)	Carl DeSantis Revocable Trust

(6)	Carl DeSantis Retained Annuity Trust

(7)	Carl Angus DeSantis Foundation

(b)	Address of Principal Business Office or, if None, Residence:

The address for Carl DeSantis, William H. Milmoe, CD Financial, LLC, CDS Ventures of South Florida, LLC, the Carl DeSantis Revocable Trust, the Carl DeSantis Retained Annuity Trust and the Carl Angus DeSantis Foundation is as follows:

3299 NW Second Avenue

Boca Raton, FL 33431

(c)	Citizenship or Place of Organization:

Carl DeSantis – USA

William H. Milmoe - USA

CD Financial, LLC – Florida

CDS Ventures of South Florida, LLC – Florida

Carl DeSantis Revocable Trust – Florida

Carl DeSantis Retained Annuity Trust – Florida

Carl Angus DeSantis Foundation - Florida

(d)	Title and Class of Securities:

Common Stock

(e)	CUSIP No.:

155118V207

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4. Ownership

(1) Carl DeSantis

(a)	Amount Beneficially Owned: 19,180,842

(b)	Percent of Class: 26.58%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 11,370,000

(ii)	Shared power to vote or to direct the vote: 7,810,842

(iii)	Sole power to dispose or to direct the disposition of: 19,150,842

(iv)	Shared power to dispose or to direct the disposition of: 30,000

(2) William H. Milmoe

(a)	Amount Beneficially Owned: 8,010,911

(b)	Percent of Class: 11.08%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 200,069

(ii)	Shared power to vote or to direct the vote: 7,810,842

(iii)	Sole power to dispose or to direct the disposition of: 200,069

(iv)	Shared power to dispose or to direct the disposition of: 30,000

(3) CD Financial, LLC

(a)	Amount Beneficially Owned: 3,920,531

(b)	Percent of Class: 5.43%*

(c) Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 3,920,531

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 3,920,531

(iv)	Shared power to dispose or to direct the disposition of: 0

(4) CDS Ventures of South Florida, LLC

(a)	Amount Beneficially Owned: 3,860,311

(b)	Percent of Class: 5.35%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 3,860,311

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 3,860,311

(iv)	Shared power to dispose or to direct the disposition of: 0

(5) Carl DeSantis Revocable Trust

(a)	Amount Beneficially Owned: 870,000

(b)	Percent of Class: 1.2%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 870,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 870,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(6) Carl DeSantis Retained Annuity Trust

(a)	Amount Beneficially Owned: 10,500,000

(b)	Percent of Class: 14.55%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 10,500,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 10,500,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(7) Carl Angus DeSantis Foundation

(a)	Amount Beneficially Owned: 30,000

(b)	Percent of Class: Less than one percent*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 30,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 30,000

(iv)	Shared power to dispose or to direct the disposition of: 0

*	All calculations of percentage ownership herein are based upon an aggregate of 72,163,198 shares of common stock outstanding as of May 12, 2021, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2021.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

The shares of common stock referenced in Item 4, Section 1 above are held of record by CD Financial, LLC (“CD Financial”), CDS Ventures of South Florida, LLC (“CDS”), the Carl DeSantis Revocable Trust and the Carl DeSantis Retained Annuity Trust. Carl De Santis is the owner of a one hundred percent interest in CD Financial and CDS, and William H. Milmoe serves as Manager of CD Financial and CDS. Mr. DeSantis serves as trustee of the Carl DeSantis Revocable Trust and the Carl DeSantis Retained Annuity Trust.

Item 8.	Identification and classification of members of the group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 24, 2021

/s/ Carl DeSantis
Carl DeSantis

/s/ William H. Milmoe
William H. Milmoe

CD Financial, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

CDS Ventures of South Florida, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager
Carl DeSantis Revocable Trust
/s/ Carl DeSantis
Carl DeSantis, Trustee

Carl DeSantis Retained Annuity Trust

/s/ Carl DeSantis
Carl DeSantis, Trustee Carl Angus DeSantis Foundation

/s/ William H. Milmoe
William H. Milmoe, Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this exhibit is attached is filed on behalf of each of them. Each of them is individually eligible to use Schedule 13G to which this exhibit is attached. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of June 24, 2021.

/s/ Carl DeSantis
Carl DeSantis

/s/ William H. Milmoe
William H. Milmoe

CD Financial, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

CDS Ventures of South Florida, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

Carl DeSantis Revocable Trust

/s/ Carl DeSantis
Carl DeSantis, Trustee

Carl DeSantis Retained Annuity Trust

/s/ Carl DeSantis
Carl DeSantis, Trustee Carl Angus DeSantis Foundation
/s/ William H. Milmoe
William H. Milmoe, Director